Exhibit 10.1

SUMMARY SHEET OF DIRECTOR COMPENSATION

The following summary sets forth current rates of cash and equity compensation for non-management directors, effective as of May 8, 2008.

Compensation Item	Current Compensation
Cash Compensation
Board Annual Retainer	$50,000
Audit Committee
Chair Annual Retainer	$12,000
Member Annual Retainer	$8,000
Compensation Committee
Chair Annual Retainer	$10,000
Member Annual Retainer	$6,000
Nominating & Corporate Governance Committee
Chair Annual Retainer	$7,500
Member Annual Retainer	$5,000
Committee Meeting Fees (all committees; includes telephone meetings)	$1,000
Equity Compensation (Restricted Stock/Restricted Stock Units)
Independent Chair Retainer	$75,000
Board Annual Retainer	$100,000

Directors may defer their cash compensation by participating in the Company’s Deferred Compensation Program (filed February 26, 2008 as Exhibit 10.14 to the Company’s Annual Report on Form 10-K).

Directors may receive the equity component of their compensation in restricted stock or restricted stock units (RSUs). In either case, the awards have a 12-month vesting period ending on the day preceding the next annual meeting of shareholders. Vesting accelerates in the event of death, disability or a change in control of the company. The number of shares is calculated by dividing the dollar value by the closing price of the Company’s stock on the grant date. RSUs are settled in shares of common stock and earn dividend equivalents at a 20% discount to the market price of Company stock on the dividend payment date. Directors may elect to defer settlement of the RSU award for up to 10 years after the grant date.